Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

GM
GM FINANCIAL
RIGHT NOTESSM
OVER $1,000,000 INVESTED
The word is out and the new GM Financial Right Notes investment program continues to grow.
Executives Dan Berce (GM Financial) and Alan Batey (General Motors) introduce the benefits of Right Notes and how this program works. We hope you’ll consider joining your colleagues who are already enjoying the benefits of Right Notes. Learn more.
BENEFITS AT A GLANCE
Higher rates than most savings
accounts
$500 minimum investment
24/7 access to your funds with no additional fees
Daily interest automatically
reinvested monthly
Convenient online enrollment &
investment management
Additional investments accepted
at any time - including direct
from payroll
For more information, check out our Frequently Asked Questions at rightnotes.com or call 1-844-556-1485.
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Hours of Operation
Monday - Friday 8 a.m. - 7 p.m. (ET)
GM Financial 801 Cherry St. Suite 3500 Fort Worth, TX 76102
General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.gmfinancial.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.
GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.